Exhibit p.1

Effective February 11, 2008

American Fidelity Dual Strategy Fund, Inc.

Access Persons’ Code of Ethics

(Rule 17j-1)

American Fidelity Dual Strategy Fund, Inc. (the “Fund”) has long maintained a policy of honest and ethical behavior, including a policy against certain personal trading activities. The Fund’s Access Persons’ Code of Ethics (the “Code”) further ensures that the Fund’s Access Persons (as defined below) will maintain this policy by requiring such persons to conduct their personal and professional affairs consistent with the guidance of ethics and professional standards set forth herein.

The implementation and enforcement of the Code furthers the Fund’s primary objective, that is, to place the interests of the Fund’s shareholders first. The Code also ensures that all personal securities transactions will be conducted with integrity and distinction, in such a manner so as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. Finally, the Code underscores the Fund’s fundamental concern that our personnel should avoid the appearance of impropriety and should not take advantage of their positions. Persons covered by the Code must adhere to these general principles as well as comply with the Code’s specific provisions.

Violation of the Code may result in civil and criminal liability, or both, under the federal securities laws. In addition, any transaction that is considered to have been improper, or that appears improper in light of subsequent developments, even though proper when made, is subject to reversal. Compliance with the Code is a condition of employment, and violation of the Code may be cause for termination of employment.

Please take the time to read the Code carefully and direct any questions to the Chief Compliance Officer. Please return a signed copy of the Code to the Chief Compliance Officer as indicated on the signature page, and retain a copy of the Code for your records.

I.	To Whom Does the Code Apply?

Generally, the Code applies to the Fund’s “Access Persons.” You are an “Access Person” of the Fund if you are:

•	a member of the Fund’s board of directors;[1]
•	an officer of the Fund;[2]
•

an employee of the Fund (or of a company in a control relationship to the Fund), who, in connection with your regular functions or duties, makes, participates in, obtains information regarding, or recommends the purchase or sale of Covered Securities by the Fund[3]; or

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1 17j-1(a)(1)(i)

2 17j-1(a)(1)(i)

3 17j-1(a)(2)(i)

•	a person in a control relationship to the Fund, and you obtain information about recommendations made to the Fund regarding the purchase or sale of Covered Securities.[4]

The Code further restricts certain activities of Access Persons who also are regarded as Investment Personnel of the Fund. You are “Investment Personnel” if you are:

•

an employee of the Fund (or of a company in a control relationship to the Fund) who, in connection with your regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund;[5] or

•	a person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.[6]

II.	What Activities are Restricted?

A.	Restrictions on Participation in Initial Public Offerings and Private Placements

Investment Personnel may not acquire beneficial ownership of any securities, directly or indirectly, in an initial public offering or in a private placement except upon the receipt of approval from the Fund’s Chief Compliance Officer.7 Any such person who has acquired securities in either an initial public offering or in a private placement must disclose the fact to the Fund’s Chief Compliance Officer if the person plays a material role in the Fund’s subsequent investment decision regarding the issuing company. After disclosure, the Fund will provide for an independent review of the Fund’s investment decision by the Chief Compliance Officer.

B.	Receipt of Certain Gifts, Favors, or Preferential Treatment from Participants in the Securities Industry

Investment Personnel may not receive gifts, favors or preferential treatment from anyone in the securities industry that is reasonably valued in excess of $100.00 annually. Additionally, any entertainment of Investment Personnel by anyone in the securities industry must be reasonable in cost, appropriate as to time and place, and not so frequent as to raise questions of impropriety.

C.	Service as a Director or Trustee on the Board of a Publicly Traded Company

Investment Personnel may serve as directors or trustees on the board of publicly traded company upon prior approval from the Fund’s Chief Compliance Officer.

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4 17j-1(a)(2)(ii)

5 17j-1(a)(7)(i)

6 17j-1(a)(7)(ii)

7 17j-1(e)

III.	What Other Restrictions Apply?

A.	Mandatory Blackout Period for Personal Transactions in Restricted Securities

Generally, a “Restricted Security” is any Covered Security that (1) is held by the Fund or (2) is being considered for purchase by the Fund.8 The Fund will identify a person or department to maintain a list of Covered Securities that constitute “Restricted Securities.”

An Access Person who has actual knowledge or who has reason to believe that the Fund has a pending “buy” or “sell” in a Restricted Security may not execute a transaction in the Restricted Security until at least 15 days after the Fund’s order is executed or withdrawn.

B.	Reporting Requirements

Access Persons must comply with the reporting requirements set forth below; however, being a director alone will not subject you to all of the reporting requirements. If you are a director, but you are not an interested person, you do not have to prepare the reports described below;9 provided that, if a director buys or sells a Covered Security, and the director has actual or imputed knowledge that the Fund, within 15 days before or after the director’s transaction, bought or sold the Covered Security OR considered buying or selling the Covered Security, the director must complete a Quarterly Report regarding his or her transaction.

You are an “interested person” if you are an affiliate of the Fund or a member of the immediate family10 of an affiliated person, or if you serve or have served in one of various capacities (e.g., legal counsel or broker) for the Fund. Please confirm with the Chief Compliance Officer whether or not you are an interested person.

1.

Initial Holdings Reports - Must be submitted within 10 days of a person becoming an Access Person.[11] The information contained in the Initial Holdings Report must be current as of a date no more than 45 days before the date on which the person becomes an Access Person. The Chief Compliance Officer will notify you and supply you with the requisite form.

2.	Quarterly Transaction Reports - Must be submitted within 30 days of the end of the calendar quarter.[12] The Chief Compliance Officer will notify you and supply you with the requisite form.

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8 17j-1(a)(10) and 17j-1(b)

9 17j-1(d)(2)

10 Parent, spouse of a parent, child, spouse of a child, spouse, brother or sister, including step and adoptive relationships. Inv. Co. Act, Section 2(a)(19)

11 17j-1(d)(1)(i)

12 17j-1(d)(1)(ii)

3.	Annual Holdings Reports - Must be submitted within 45 days of the end of the calendar year.[13] The Chief Compliance Officer will notify you and supply you with the requisite form.

Please note that you need NOT complete a quarterly report (i) if your broker trade confirmations and/or account statements that the Fund receives provides the required information14 OR (ii) with respect to transactions effected pursuant to an automatic investment plan over which you have no investment discretion.15 Please confirm the adequacy of your broker trade confirmations and/or account statements with the Chief Compliance Officer.

C.	“Covered Securities”; Exception to Certain Restrictions

Please note, the mandatory blackout restrictions of Section III.A and the reporting requirements of Section III.B. apply to Covered Securities, which includes all securities except (i) direct obligations of the U.S. government, (ii) bank certificates of deposit, commercial paper and other high quality short-term debt instruments, and (iii) mutual funds shares (“Excluded Securities”).16 “Covered Securities” includes securities held in a 401-k or other investment account unless (y) you have no investment discretion over the account, or (z) the securities in the account are Excluded Securities, as defined above.

IV.	Compliance with the Code and Federal Securities Laws.

Access Persons shall comply with the Code and with applicable federal securities laws at all times. It is unlawful for any affiliated person of the Fund, in connection with the direct or indirect purchase or sale of a security held or being considered for purchase by the Fund to (i) employ any device, scheme or artifice to defraud the Fund; (ii) make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or (iv) engage in any manipulative practice with respect to the Fund.17

If an Access Person observes or suspects any violation of the Code, applicable laws or regulations, the Access Person shall immediately report the violation to the Fund’s Chief Compliance Officer. Failure to report any such violation is itself a violation of the Code. If an Access Person has any question about whether a particular act or omission violates the Code, the Access Person should seek guidance from the Chief Compliance Officer.

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13 17j-1(d)(1)(iii)

14 17j-1(d)(2)(v)

15 17j-1(d)(2)(vi)

16 17j-1(a)(4)

17 17j-1(b)

You will be asked to certify, on an annual basis, that you have read and that you understand the Code and you recognize you are subject to the Code. The Fund will require you to certify annually that you have complied with the Code’s requirements and that you have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

V.

The Fund’s management will prepare an annual report to the Fund’s Board of Directors (i) identifying any issues or material violations that have arisen under the Code or under any procedures adopted to ensure compliance with the Code, and (ii) certifying that the Fund has adopted procedures reasonably necessary to prevent violation of the Code.

VI.	Delivery of Code and Amendments.

Upon the commencement of employment or other applicable service with the Fund, the Fund shall provide each Access Person with a copy of the Code and any amendments. The Fund also shall provide a copy of any amendment to the Code to all Access Persons as soon as possible after such amendment becomes effective.

ACKNOWLEDGMENT

I certify that I have read and understand the Fund’s Access Persons’ Code of Ethics, and I recognize that I am subject to the Code. I have complied and will comply in all respects with the Code’s requirements. To the extent that the Code requires me to do so, I have disclosed or reported any personal securities transactions required to be disclosed or reported pursuant to the Code’s requirements.

_________________________________________
(signature)

_________________________________________

(print name)

_________________________________________
(date)

Please return one executed copy of the Access Persons’ Code of Ethics to the Fund’s Chief Compliance Officer, Stephen P. Garrett, in the Legal Department of American Fidelity Assurance Company. Please retain the additional copy of the Code for your reference.